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                                                                    EXHIBIT 10.1

                   2005 EXECUTIVE INCENTIVE COMPENSATION PLAN


         The following summary highlights key features of EasyLink Services's Executive Incentive Compensation Plan (the "Plan").

I.       PURPOSE

         The Plan has been designed to motivate and reward key management employees whose efforts impact the performance of EasyLink Services Incorporated (the "Company") through the achievement of pre-established financial and individual objectives.

         Performance under the Plan is measured on the fiscal year and payments under the Plan are made annually.

II.      ELIGIBILITY

         Officers and key management employees may be eligible to participate in the plan, upon the recommendation by the Chief Executive Officer of the Company and approval by the Compensation Committee of the Board of Directors.

III.     AWARD CRITERIA

         The Compensation Committee of the Board of Directors must approve the Company performance objectives that are used to determine awards paid under this plan. For Fiscal Year (FY) 2005, the financial performance measures under the Plan will be:

                 Revenue
                 EBITDA

         In general, 100% of performance under this Plan will be based on financial objectives. As more fully described in Article VII, at the discretion of the Compensation Committee, up to 25% of any individual's award may be based on subjective factors such as individual performance or achievement of other goals not stated in the Plan. In addition, the Compensation Committee may, at its discretion, increase any individual's award by up to 25% of the award based on such factors. Accordingly, each Participant is eligible to receive no less than 75% of the award that would have been earned solely on the basis of financial performance of the Company (in the event that the minimum level of the individual's performance or other goals are not achieved), and is eligible for up to 125% of such award (in the event that the maximum level of the individual's performance or other goals are achieved).

IV.      TARGET AWARDS

         A Target Award percentage is established for each position eligible to participate in the Plan. Target Awards (TA's) may range from 10% to 75%, depending on position, of each participant's base pay in effect at the conclusion of the performance period (or pro rata at the time of becoming a participant).

         Generally, the participants receive the TA when performance under the Plan meets, but does not exceed, the pre-established performance objectives.


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         Bonus eligible positions and respective target awards as a percentage of base salary are as follows:

                  Position                               Target Award
                  --------                               ------------
         Level One Executive                                  75%
         Level Two Executive                                  50%
         Level Three Executive                                30%
         Level Four Executive                                 20%
         Level Five Executive                                 10%


         Level One Executive - President and Chief Executive Officer
         Level Two Executive - Business unit managers with P&L responsibility including Executive Vice President and General Manager of TDS and TMS business units and Managing Director & VP International
         Level Three Executive - Direct reports to the CEO that have significant operating responsibility or key staff positions including EVP and General Counsel, SVP Corporate Development, VP & CFO, VP & Corporate Controller, VP Operations, VP Quality, VP Marketing and VP Telecom & Facilities.
         Level Four Executives - Vice Presidents reporting to Level Three Executives; VP Product Marketing
         Level Five Executives - Director level positions reporting to first, second, third or fourth level executives that have a material organization and potential to significantly contribute to the performance of the Company. Not all Director level positions are bonus eligible.


V.       PERFORMANCE MEASUREMENT

                   Minimum This is the lowest level of performance at which an award will be generated for this particular objective of the plan. The award paid for performance at the minimum level is 20% of Target Award. There will be no payment for performance below the minimum level.

                   Target This is the expected level of performance based on the current year's financial plan, and will generally result in a payment equal to 100% of Target Award.

                   Maximum This is the performance level for which the maximum award under the plan will be paid. The maximum award under the plan is limited to 200% of the Target Award.

VI.      AWARD CALCULATION

         Attainment of the financial objectives of the Plan is measured based on actual results versus Plan targets. If actual results are between stated percentages, interpolations of payout percentages are to be applied.

         For FY2005, target financial performance consists of:

                  Revenues
                  EBITDA

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       Payouts expressed as percentage of target bonus for each participant versus actual levels of financial performance versus Plan targets are as follows:


     [Specific performance criteria redacted consistent with Instruction 2 to Item 402(k) of Regulation SK and Question 13 of November 23, 2004
         FAQ of Staff of Securities and Exchange Commission and will be furnished to the Commission upon request]


VII.     INDIVIDUAL OBJECTIVES

         The Compensation Committee may approve the use of individual objectives as part of the participant's performance criteria under the Plan. The use of individual objectives is subject to the following requirements:

         o   Not to exceed 25% of the total award.

         o Individual objectives must be specifically identified at the beginning of the plan year and must be quantifiable in terms of both the targeted achievement and the time frame in which the objective is to be completed.

         o Each objective must specify minimum, target and maximum performance levels.

         o If minimum performance level is not achieved, the participant will be eligible to receive not less than 75% of the total award that would have been earned solely on the basis of the Company performance objectives.

         o If maximum performance level is achieved, the participant will be eligible to receive not more than 125% of the total award that would have been earned solely on the basis of the Company performance objectives

         For FY2005, no pre-determined individual objectives have been established.

VIII.    ALTERNATIVE CALCULATIONS

         There may be circumstances under which the financial performance of the Company does not generate an award under this program. The nature and scope of the Company's operations are such that at times unanticipated economic and market conditions may render pre-established financial objectives unattainable in any given plan year. If, in the opinion of the Committee, such circumstances should arise, then bonus payments not to exceed 50% of Target Award may be paid.

IX.      MODIFICATIONS

         If, during a Plan Year, there has occurred or should occur, in the opinion of the Company, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company's business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Company when it approved objectives for the Plan Year and which, in the Company's judgment, had, have, or are expected to have a substantial positive or negative effect on the performance of the Company as a whole, the Compensation Committee) may modify or revise the Performance Objectives for the Plan Year in such manner as it may deem appropriate in its sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestitures, or spin-offs.


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X.       PAYMENT

         Any awards generated under the Plan must be approved by the Compensation Committee. It is anticipated that any awards generated in FY2005 will be paid during the first quarter of FY2006.

         At the discretion of the Compensation Committee, payment may be made in cash or stock options or other form of stock based compensation, such as restricted stock, or a combination of cash, stock options and other form of stock based compensation. If the bonus is paid in options or other form of stock based compensation, 100% vesting will occur upon the first anniversary of the date of the grant unless there is a change of control as defined in the attached Rider, in which case vesting will occur upon the change of control.

         Plan-eligible employees hired during the calendar year will receive a prorated bonus based upon the actual date of hire.

         Employees terminating prior to the payout date are not eligible for payment of any award under this plan unless termination is due to retirement or economic reduction in force. In such cases, any bonus payments will be prorated to the date of termination and determined on the basis of bonuses actually paid to similarly situated employees, provided that the employee was an active employee for at least six (6) months of the bonus year.



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         XI.      RIDER

                  As used in this plan, a "Change of Control" shall mean the occurrence of any of the following events:

                                    (i) Any person (as such term is used in
                  Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power represented by the Company's then outstanding voting securities; or

                                    (ii) A merger or consolidation of the
                  Company with any other corporation or business entity, or a sale, lease or disposition by the Company of all or substantially all of the Company's assets, other than a merger, consolidation, sale, lease or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or transferee entity or a direct or indirect parent company of the surviving or transferee entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving or transferee entity or parent company outstanding immediately after such merger, consolidation, sale, lease or disposition.